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                          COTTON STATES INSURANCE AND
                     COUNTRY INSURANCE & FINANCIAL SERVICES
                            ANNOUNCE LETTER AGREEMENT

         (November 10, 2003) Cotton States Insurance Group, located in Atlanta, Georgia, and COUNTRY Insurance & Financial Services, located in Bloomington, Illinois, announced today that they have entered into a letter agreement outlining the terms of a potential transaction between the two organizations. Pursuant to the letter agreement, it is anticipated that COUNTRY would purchase the outstanding capital stock of Cotton States Life Insurance Company at a price per share of $20.25 and Cotton States Mutual Insurance Company would enter into an affiliation agreement which would add it to the COUNTRY Property/Casualty Reinsurance Pool.

         COUNTRY and Cotton States have agreed to continue discussions on an exclusive basis and COUNTRY believes it is near completion of its due diligence and financial review of Cotton States. However, the transactions are subject to negotiation and execution of definitive agreements by COUNTRY and Cotton States, which would occur only after the completion of due diligence. In addition, the transactions are subject to Board of Director approval by each party, regulatory approval, shareholder approval and, if necessary, policyholder approval, and other customary approvals and conditions.

About Cotton States

         Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group's product portfolio is complemented with specialty products that are marketed through its two brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI.

         For additional information, contact Cotton States Insurance Company at
(770) 391-8903 or visit www.cottonstatesinsurance.com.

About COUNTRY

         COUNTRY Insurance & Financial Services and its alliances serve about 1 million households and businesses throughout the United States. Founded in 1925, the group now has nearly 2,000 exclusive agents in 15 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. Through alliances, affiliations and relationships with independent agents, their geographic reach spans across the United States. The COUNTRY insurance companies have $1.3 billion of property/casualty premium, $600 million in life premium and are consistently rated A+ by A.M. Best.


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For additional information, contact COUNTRY at (309) 821-2009 or visit
www.countryfinancial.com.

Forward-Looking Statements

         This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation, the ability of the parties to enter into definitive agreements and the timing thereof, if at all, the structure of the potential transactions, and the price per share expected to be received by the shareholders of Cotton States Life Insurance Company if a transaction is completed. The forward-looking statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including completion of due diligence and financial reviews with results satisfactory to COUNTRY, the ability to obtain necessary regulatory approvals, general economic conditions, and legislation or regulatory environments that adversely affect the businesses. Cotton States and COUNTRY expressly disclaim any obligation to update these forward-looking statements.

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